Press Release                                Source: Westside Energy Corporation

Westside Energy Appoints Craig S. Glick to Board of Directors

Tuesday January 24, 8:30 am ET

HOUSTON, Jan. 24 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex:
WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today announced the appointment of Craig S. Glick to the Board of Directors. Glick will be a member of the Audit, Compensation, and Nominating Committees. He will be the Audit Committee Chairman. With this appointment, Westside has six directors on its board, three of whom are independent.

Craig Glick is currently a Partner at Kosmos Energy, LLC, a private international oil exploration company focused on offshore West Africa, having played an important role in its founding in 2003. Kosmos is a growing exploration company with projects in Morocco, Ghana, Benin, Nigeria and Cameroon. From 1999 to 2003, Mr. Glick was President of Hunt Resources, Inc. and Senior Vice President of Hunt Oil Company. During the period from 1994 to 1999, he was General Counsel and Chief Financial Officer of Gulf Canada. In 1994, Glick was in charge of acquisitions for Torch Energy. He began his career as an attorney with Vinson & Elkins, LLP in the Business Transactions Practice where he made Partner in 1993. Glick obtained his Juris Doctor from The University of Texas School of Law in 1985.

Keith Spickelmier, Chairman of the Board said: "Craig is a welcomed addition to Westside Energy's Board of Directors. He has a track record of achievement having worked on numerous oil and gas transactions of varying size and complexity. His knowledge of the E&P business, the legal field and corporate finance complements the strengths and experiences represented on our present Board."

About Westside Energy Corporation

Houston-based Westside Energy is an
oil and gas company focused on exploiting its 69,066 gross (64,606 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com. Forward-Looking Statements Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation